Exhibit 10.25

May 25, 2021

VIA ELECTRONIC MAIL

Philip Ashton-Rickardt, Ph.D.

Dear Philip,

On behalf of Sigilon Therapeutics, Inc. (the “Company”), I am delighted to make this conditional offer of employment with the Company.  This offer letter (the “Offer Letter”) and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.

1.Starting Date, Position, and Duties.

a.Your position shall be Chief Scientific Officer reporting to the Company’s President and Chief Executive Officer.  We anticipate that your employment shall start effective June 14, 2021 (the “Start Date”).  The position of Chief Scientific Officer is based in Cambridge, Massachusetts, and it is expected that you will work primarily from the Company’s offices in Cambridge.

b.As a member of our team, we expect you to devote all of your professional and working time and energies to the business and affairs of the Company.  Notwithstanding the forgoing, nothing contained herein shall prevent you from managing your personal investments on your own personal time, including the right to make passive investments in the securities of: (i) any entity which you do not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. You shall not engage in other non-Company related business activities (including board memberships) without Company’s prior written consent.

c.As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time.  Either of you or the Company may choose to end the employment relationship at any time, for any reason, with or without notice.  The descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change.  Other than the terms of this Offer Letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2.Compensation.

a.Salary. Your initial base salary for this position will be at a rate of $400,000 on an annualized basis, paid in accordance with the Company’s normal payroll practices (the “Annual Salary”).  Your base salary will be paid semi-monthly in equal installments and in accordance with the Company's payroll practices and procedures.

b.Annual Performance Bonus.  You will also be eligible to receive an annual bonus with respect to each fiscal year of the Company during which you are employed, as provided for herein.  The target bonus amount will be equal to 40 % of your Annual Salary.  The actual amount of any annual bonus, which may be less than, equal to, or greater than the target bonus, will be determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in its respective sole discretion based on the achievement of specific milestones or performance criteria established annually by the Board or the Compensation Committee.  Bonuses are intended to help the Company retain valuable employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is paid.

c.Equity; Stock Options. In addition to cash compensation, subject to approval by the Compensation Committee, the Company will  grant to you an option to purchase 90,000 shares of the Company’s common stock.  In accordance with our established policies and practices, we expect the option grant to be granted on, and have an exercise price equal to, the closing price of the Company’s common stock on the first market trading day of the month after your date of hire, with a vesting start date of the date of hire.  This option will be subject to the terms and conditions of the Sigilon Therapeutics, Inc. 2020 Equity Incentive Plan and the form of stock option agreement related thereto, which will control in the event of a conflict with this letter agreement. This option will vest and become exercisable over four years based on your continued employment with the Company. Twenty five percent of the shares subject to this option will vest on the one-year anniversary of the vesting start date and 6.25% of the shares will vest on the first day of each quarter thereafter. No right to any shares subject to this option will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment.

d.Benefits.  You shall be eligible to participate in the Company’s benefit plans (including, but not limited to, the Company’s current Severance and Change in Control Policy) to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure.  Summaries of each of the Company’s benefit plans are available to you.  These benefit plans and any benefits provided under them may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefit plans or any benefits thereunder does not change your status as an at-will employee.  Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.  Each calendar year you shall be eligible to accrue four (4) weeks’ vacation and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

e.Expense Reimbursement.  The Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.  You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements hereunder shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3.Certification.  By signing this Offer Letter, you are certifying to the Company that: (a) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

4.Required I-9 Documentation. Your employment with the Company is conditioned on your eligibility to work in the United States.  For purposes of completing Form I-9, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment.

5.Confidentiality and Other Obligations. As part of your employment with the Company, you shall be exposed to, and provided with, valuable confidential and trade secret information concerning the Company and its present and prospective clients.  As a result, in order to protect the Company’s legitimate business interests, you understand that your employment by the Company creates a relationship of confidence with respect to confidential and proprietary information belonging to the Company and third parties.  In light of the foregoing and as a condition of your employment, you must sign and abide by: (a) the Company’s standard Confidentiality Agreement, and (b) the Company’s standard Noncompetition Agreement (the “Non-Competition Agreement”), copies of which are enclosed.  As a Company employee, you shall be expected to abide by Company policies and procedures as may be in effect from time to time. You must sign and return the Confidentiality Agreement, Noncompetition Agreement, and Waiver (if applicable) before beginning your employment with the Company.

6.Section 409A of the Code; Taxes.

a.It is intended that each installment of the payments and benefits provided under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

b.This Offer Letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code.  Any provision inconsistent with Section 409A of the Code shall be read out of the Offer Letter.  For purposes of clarification, this Section 6.b. shall be a rule of construction and interpretation and nothing in this Section 6.b. shall cause a forfeiture of benefits on the part of you. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A of the Code, and shall have no liability with respect to the foregoing.

c.All payments made by the Company under this letter shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

7.General.  This Offer Letter, together with the Confidentiality Agreement, Non-Competition Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  The terms and provisions of this Offer Letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business.  You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.  This Offer Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of Massachusetts, without giving effect to the conflict of law principles thereof.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.  Subject to applicable law, because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the

Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company.

This offer of employment is contingent upon successful completion of a background check.

This offer shall remain open, unless sooner revoked by the Company, through May 28, 2021. Please acknowledge acceptance of this employment offer by signing and dating below.  Keep one copy for your files and return one executed copy to me.

You acknowledge that the Company provided you with this offer letter by the earlier of (i) the date of a formal offer of employment from the Company or (ii) ten (10) business days before the Start Date.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/Rogerio Vivaldi Coelho

Rogerio Vivaldi Coelho, M.D., MBA

President and Chief Executive Officer

ACCEPTED AND AGREED:

By:/s/Philip Ashton-Rickardt

Print Name: Philip Ashton-Rickardt

Date: 5/25/2021